Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Appoints Christopher J. Masterson as Chief Financial Officer

NEW YORK, October 10, 2017 – Global Net Lease, Inc. (“GNL”) (NYSE: GNL) announced today that its Board of Directors (the “Board”) has unanimously approved the appointment of Christopher J. Masterson as GNL’s chief financial officer, secretary and treasurer, effective on or about November 15, 2017.

Mr. Masterson joined AR Global Investments LLC (“AR Global”) in February 2013, and has held several senior accounting positions, most recently as GNL’s chief accounting officer. His previous positions also included chief accounting officer for both American Finance Trust, Inc. and American Realty Capital – Retail Centers of America, Inc. Prior to his work with AR Global, Mr. Masterson held accounting positions for several years with Goldman Sachs & Co. and KPMG LLP. Mr. Masterson is a certified public accountant in New York State, and he graduated from the University of Notre Dame with a B.B.A. in accounting and received an M.B.A. from New York University.

Mr. Masterson has been promoted from the chief accounting officer to chief financial officer of GNL. In his new role, Mr. Masterson will focus exclusively on GNL, and he will not play any role with any other entity sponsored or advised by affiliates of the Company’s advisor. Mr. Masterson will replace the current chief financial officer, Nicholas Radesca. Mr. Radesca notified the Board on October 6, 2017 that he intends to retire from his role with GNL as a public company executive to pursue other interests. Mr. Radesca did not resign pursuant to any disagreement with GNL or its advisor. In addition, Mr. Radesca is expected to enter into an agreement with the Company’s advisor to provide certain consulting services to the Company’s advisor through June 30, 2018.

James L. Nelson, GNL’s chief executive officer and president, stated, “Nick has contributed meaningfully to GNL’s accomplishments, and we wish him well in his retirement. I am pleased that Nick will continue as a consultant to enhance Chris’ knowledge of GNL’s business and enable a seamless transition process. I look forward to continuing to work with Chris in his new role as CFO, and I am confident that Chris’ extensive relevant experience and strong financial acumen will continue to be of tremendous benefit to GNL.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

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Email: investorrelations@globalnetlease.com Phone: (212) 415-6500